EXHIBIT 99.2

Geeknet Announces Fourth Quarter Financial Results

Revenue Increases 53% in Fourth Quarter to $50 Million, Highlighted by 60% Growth in ThinkGeek Revenue

FAIRFAX, Va., Feb. 15, 2011 (GLOBE NEWSWIRE) -- Geeknet, Inc. (Nasdaq:GKNT), the online network for the global geek community, today announced financial results for the quarter and year ended December 31, 2010.

Total revenue for the fourth quarter of 2010 was $50.0 million compared to $32.6 million of revenue for the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $4.7 million or $0.75 per diluted share compared to net income of $1.5 million or $0.25 per share, for the same period a year ago. Adjusted EBITDA for the fourth quarter of 2010 was $5.7 million, compared to adjusted EBITDA of $2.8 million for the same period a year ago. A reconciliation of net income (loss) as reported to adjusted EBITDA is included in this release.

Fourth Quarter Highlights:

  E-commerce revenue increased 60 percent to $44.7 million for the fourth quarter of 2010, compared to $27.9 million for the fourth quarter of 2009. E-commerce orders shipped increased by 72 percent in the fourth quarter of 2010 as compared with the same period last year.
  Media revenue increased 12 percent to $5.3 million for the fourth quarter of 2010, compared to $4.7 million for the fourth quarter of 2009.
  Total cash and investments at the end of the fourth quarter 2010 was $35.3 million.

"Geeknet closed 2010 with a stellar fourth quarter. ThinkGeek grew revenue by 60% and our media business demonstrated early signs of traction with our new strategy as evidence by its solid growth over last year," said Ken Langone, Executive Chairman, Geeknet. "Our 44% growth in revenue for the full year demonstrates the strength of our community and our marketing efforts. We look forward to continued success in 2011 as we remain focused on growing top line revenue and increasing profitability."

Revenue for 2010 grew 44% to $94.6 million, driven by a 55% increase in ThinkGeek revenue and an 11% increase in media revenue. Net loss for 2010 was $4.4 million, or $0.73 per share, compared to a net loss of $14.0 million, or $2.31 per share, for 2009. Adjusted EBITDA loss for 2010 was $1.2 million, a 64% improvement compared to adjusted EBITDA loss of $3.6 million for 2009.

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at http://investors.geek.net/.

A conference call and audio webcast will be held at 2:00 p.m. ET on February 15, 2011 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting http://investors.geek.net/. An audio replay will be available between 9:30 p.m. ET on February 15, 2011 and 11:59 p.m. ET on March 1, 2011 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 39976306.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, we have historically reported adjusted EBITDA to the investment community.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net income (loss) which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, gain on sale of assets, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation, gain on sale of assets, restructuring charges and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Gain on sale of assets is excluded from adjusted EBITDA because such activities are not representative of our core operations. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, and freshmeat. We serve an audience of nearly 55 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*January 2011 Unique Visitors 54.9M. Source: Google Analytics and Omniture)

The Geeknet, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7330

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding the growth strategies and prospects for our online media and e-commerce businesses.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the period ending September 30, 2010, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$ 35,333	$ 28,943
Short-term investments, including restricted cash of $0 and $1,000, respectively	8	10,408
Accounts receivable, net	5,078	4,299
Inventories	13,322	5,280
Prepaid expenses and other current assets	2,919	3,564
Total current assets	56,660	52,494
Property and equipment, net	5,114	2,569
Other long-term assets	4,983	5,088
Total assets	$ 66,757	$ 60,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 13,381	$ 5,763
Deferred revenue	1,836	928
Accrued liabilities and other	3,591	3,854
Accrued restructuring liabilities	--	1,238
Total current liabilities	18,808	11,783
Other long-term liabilities	77	103
Total liabilities	18,885	11,886

Stockholders' equity:
Common stock	6	61
Treasury stock	(622)	(492)
Additional paid-in capital	803,160	798,917
Accumulated other comprehensive income	10	13
Accumulated deficit	(754,682)	(750,234)
Total stockholders' equity	47,872	48,265
Total liabilities and stockholders' equity	$ 66,757	$ 60,151

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
E-commerce revenue	$ 44,747	$ 27,949	$ 76,335	$ 49,091
Media revenue	5,260	4,685	18,284	16,486
Net revenue	50,007	32,634	94,619	65,577

E-commerce cost of revenue	34,842	20,336	62,630	38,151
Media cost of revenue	1,341	1,698	6,610	6,953
Cost of revenue	36,183	22,034	69,240	45,104
Gross margin	13,824	10,600	25,379	20,473

Operating expenses:
Sales and marketing	5,235	4,307	15,277	11,775
Research and development	1,370	2,287	6,148	8,103
General and administrative	2,436	2,256	9,551	8,843
Amortization of intangible assets	21	90	306	200
(Gain) loss on sale of assets	--	--	(1,391)	1,020
Restructuring	--	(62)	(101)	(62)
Total operating expenses	9,062	8,878	29,790	29,879
Operating income (loss) from continuing operations	4,762	1,722	(4,411)	(9,406)
Interest and other income (expense), net	1	48	44	(4,475)
Income (loss) from continuing operations before income taxes	4,763	1,770	(4,367)	(13,881)
Provision (benefit) for income taxes	(103)	242	(167)	140
Income (loss) from continuing operations	4,866	1,528	(4,200)	(14,021)
Loss from discontinued operations	(137)	--	(248)	--
Net income (loss)	$ 4,729	$ 1,528	$ (4,448)	$ (14,021)

Income (loss) per share from continuing operations:
Basic	$ 0.78	$ 0.25	$ (0.69)	$ (2.31)
Diluted	$ 0.77	$ 0.25	$ (0.69)	$ (2.31)

Loss per share from discontinued operations:
Basic	$ (0.02)	$ --	$ (0.04)	$ --
Diluted	$ (0.02)	$ --	$ (0.04)	$ --

Net income (loss) per share
Basic	$ 0.76	$ 0.25	$ (0.73)	$ (2.31)
Diluted	$ 0.75	$ 0.25	$ (0.73)	$ (2.31)

Shares used in computing earnings per share:
Basic	6,201	6,009	6,073	6,080
Diluted	6,277	6,073	6,073	6,080

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Reconciliation of net income (loss) from continuing operations as reported to adjusted EBITDA income (loss):

Net income (loss) from continuing operations - as reported	$ 4,866	$ 1,528	$ (4,200)	$ (14,021)
Reconciling items:
Interest and other income (expense), net	(1)	(48)	(44)	4,475
Provision (benefit) for income taxes	(103)	242	(167)	140
Stock-based compensation expense included in COGS	35	74	206	319
Stock-based compensation expense included in Op Ex.	267	568	2,047	2,332
(Gain) loss on sale of assets	--	--	(1,391)	1,020
Restructuring	--	(62)	(101)	(62)
Depreciation and amortization	657	520	2,422	2,157
Adjusted EBITDA income (loss)	$ 5,721	$ 2,822	$ (1,228)	$ (3,640)

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Cash flows from operating activities form continuing operations:
Net income (loss)	$ 4,729	$ 1,528	$ (4,448)	$ (14,021)
Loss from discontinued operations	(137)	--	(248)	--
Income (loss) from continuing operations	4,866	1,528	(4,200)	(14,021)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	595	520	2,277	2,157
Stock-based compensation expense	302	642	2,253	2,651
Provision for bad debts	--	(51)	--	46
Provision for excess and obsolete inventory	(15)	(17)	42	17
Provision for return for allowance	350	258	350	258
(Gain) loss on sale of assets	--	--	(1,391)	1,020
Impairment of investments	--	--	--	4,585
Non-cash restructuring	--	(62)	--	(62)
Changes in assets and liabilities:
Accounts receivable	(1,213)	(1,157)	(779)	78
Inventories	2,915	(395)	(8,084)	(2,033)
Prepaid expenses and other assets	2,813	370	361	(471)
Accounts payable	3,871	1,751	7,209	1,735
Deferred revenue	297	(727)	908	(2,816)
Accrued liabilities and other	629	158	(619)	337
Accrued restructuring liabilities	--	1,270	(1,238)	858
Other long-term liabilities	(12)	(94)	(26)	(66)
Net cash provided by (used in) operating activities from continuing operations	15,398	3,994	(2,937)	(5,727)

Cash flows from investing activities from continuing operations:
Change in restricted cash	--	--	1,000	--
Purchase of property and equipment	(331)	(263)	(4,191)	(1,001)
Maturities or sale of marketable securities	--	100	10,207	659
Business acquisitions, net of cash acquired	--	--	(1,000)	(2,613)
Proceeds from sale of intangible assets, net	--	--	1,040	172
Purchases of intangible assets	--	(16)	(122)	(122)
Net cash provided by (used in) investing activities from continuing operations	(331)	(179)	6,934	(2,905)

Cash flows from financing activities from continuing operations:
Proceeds from issuance of common stock	1,710	--	1,962	259
Repurchase of common stock	(12)	--	(130)	(3,195)
Repurchases of fractional shares	(27)	--	(27)	--
Net cash provided by (used in) financing activities from continuing operations	1,671	--	1,805	(2,936)
Effect of exchange rate changes on cash and cash equivalents	--	--	(4)	--
Cash flows from discontinued operations:
Net cash used in operating activities	(20)	--	(48)	--
Proceeds from sale of Geek.com	640	--	640	--
Net cash provided by discontinued operations	620	--	592	--
Net increase (decrease) in cash and cash equivalents	17,358	3,815	6,390	(11,568)
Cash and cash equivalents, beginning of period	17,975	25,128	28,943	40,511
Cash and cash equivalents, end of period	$ 35,333	$ 28,943	$ 35,333	$ 28,943

CONTACT: Investor Relations Contact:
         The Blueshirt Group
         Todd Friedman, todd@blueshirtgroup.com
         Stacie Bosinoff, stacie@blueshirtgroup.com
         Phone: (415) 217-7722